April 30, 2024

For Release:    Immediately
Refer to:    Jordan Bishop; jordan.bishop@lilly.com; (317) 473-5712 (Media)
Joe Fletcher; jfletcher@lilly.com; (317) 296-2884 (Investors)

Lilly Reports First-Quarter 2024 Financial Results and Raises Full-Year Revenue Guidance by $2 Billion, Highlights Pipeline Momentum

•Revenue in Q1 2024 increased 26%, driven by Mounjaro, Zepbound, Verzenio and Jardiance.
•Pipeline progress included positive results from two Phase 3 trials of tirzepatide for obstructive sleep apnea; submission of mirikizumab for Crohn's disease in the U.S. and EU; resubmission of lebrikizumab for atopic dermatitis in the U.S.; and initiation of lepodisiran in a Phase 3 study for atherosclerotic cardiovascular disease.
•Q1 2024 EPS increased 66% to $2.48 on a reported basis and increased 59% to $2.58 on a non-GAAP basis, both inclusive of $0.10 of acquired IPR&D charges.
•2024 full-year revenue guidance raised by $2.0 billion; reported EPS guidance raised $1.25 to be in the range of $13.05 to $13.55 and non-GAAP EPS guidance raised $1.30 to be in the range of $13.50 to $14.00.

INDIANAPOLIS, April 30, 2024 - Eli Lilly and Company (NYSE: LLY) today announced its financial results for the first quarter of 2024.

"Lilly's first quarter performance reflects solid year-over-year revenue growth with strong sales of Mounjaro and Zepbound," said David A. Ricks, Lilly's chair and CEO. "Our progress in addressing some of the world's most significant health care challenges has resulted in increased demand for our medicines. As we continue to make pipeline investments that position us for future growth, we are rapidly expanding manufacturing capacity to make our incretin medicines available to more patients."

Lilly shared numerous updates recently on key regulatory, clinical, business development and other
Eli Lilly and Company | Lilly Corporate Center | Indianapolis, Indiana 46285 | U.S.A.

events, including:
•The announcement of positive topline results of the SURMOUNT-OSA Phase 3 clinical trials that showed tirzepatide significantly reduced the apnea-hypopnea index compared to placebo in adults with moderate-to-severe obstructive sleep apnea and obesity;
•Submission of mirikizumab for the treatment of adults with moderately to severely active Crohn's disease in the U.S. and EU;
•Resubmission of lebrikizumab for adult and adolescent patients with moderate-to-severe atopic dermatitis in the U.S. with expected regulatory action in the second half of 2024;
•Initiation of lepodisiran in a Phase 3 study evaluating the efficacy in reducing cardiovascular risk in participants with high lipoprotein(a) who have cardiovascular disease or are at risk of a heart attack or stroke;
•The U.S. Food and Drug Administration's plan to convene an Advisory Committee meeting to discuss the Phase 3 TRAILBLAZER-ALZ 2 trial, which evaluated the efficacy and safety of donanemab in early symptomatic Alzheimer's disease;
•The announcement that the multi-dose Kwikpen delivery device for Mounjaro® was approved in the EU, adding to the UK approval earlier in 2024, for both the type 2 diabetes and chronic weight management indications;
•Results from a Phase 3 study of lebrikizumab, specifically designed for people with skin of color and moderate-to-severe atopic dermatitis, showed improvement in skin clearance and itch relief;
•The announcement that the EMPACT-MI Phase 3 clinical trial showed a 10% relative risk reduction in time to first hospitalization due to heart failure or all-cause mortality for Jardiance® versus placebo, which did not reach statistical significance;
•The decision to terminate the Phase 3 CYCLONE-3 trial evaluating Verzenio® in metastatic hormone-sensitive prostate cancer for futility following an interim analysis;
•The announcement of an agreement for Lilly to acquire a new injectable medicine manufacturing facility from Nexus Pharmaceuticals, LLC, which, upon completion of the transaction, will expand Lilly's growing U.S. capacity to produce medicines; and
•The company broke ground at the previously announced $2.5 billion parenteral

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manufacturing site in Germany.

For information on important public announcements, visit the news section of Lilly's website.

Financial Results

$ in millions, except per share data	First Quarter
	2024	2023	% Change
Revenue	$8,768.0	$6,960.0	26%

Net income – Reported	2,242.9	1,344.9	67%
Earnings per share – Reported	2.48	1.49	66%

Net income – Non-GAAP	2,335.3	1,463.9	60%
Earnings per share – Non-GAAP	2.58	1.62	59%

A discussion of the non-GAAP financial measures is included below under "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)."

First-Quarter Reported Results
In Q1 2024, worldwide revenue was $8.77 billion, an increase of 26% compared with Q1 2023, driven by increases of 16% in volume and 10% due to higher realized prices. The volume increase was primarily driven by growth from Mounjaro, Zepbound®, Verzenio and Jardiance, partially offset by declines in Trulicity®. Strong demand for the company's incretin medicines outpaced supply increases. The company continues to expand manufacturing capacity, with the most significant production increases in 2024 expected in the second half of the year. Higher realized prices were driven by Mounjaro in the U.S. as Mounjaro saw net price positively impacted by savings card dynamics compared with Q1 2023. In the second half of 2024, these savings card dynamics should cease to have a notable effect on realized price comparisons to base periods, as the $25 non-covered benefit expired June 30, 2023. New Products(i) revenue grew by $1.79 billion to $2.39 billion in Q1 2024, led by Mounjaro and Zepbound. Growth Products(ii) revenue increased 2% to $4.66 billion in

(i) Lilly defines New Products as select products launched since 2022, which currently consist of Ebglyss, Jaypirca, Mounjaro, Omvoh and Zepbound.
(ii) Lilly defines Growth Products as select products launched prior to 2022, which currently consist of Cyramza, Emgality, Jardiance, Olumiant, Retevmo, Taltz, Trulicity, Tyvyt and Verzenio

Q1 2024 as growth led by Verzenio, Jardiance, Taltz® and Emgality® was largely offset by lower Trulicity sales.
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Revenue in the U.S. increased 28% to $5.69 billion, driven by a 16% increase in realized prices and a 12% increase in volume. The higher realized prices in the U.S. were driven by Mounjaro. The increase in U.S. volume was driven by Zepbound, Mounjaro and Verzenio, partially offset by a decrease in Trulicity. Exceptionally strong demand for the company's incretin medicines led to wholesaler backorders for these products at quarter end. The company expects tight supply to continue as growing production volume is outpaced by demand. In the short to mid-term, Lilly expects sales growth for incretin medicines to primarily be a function of the quantity the company can produce and ship.

Revenue outside the U.S. increased 22% to $3.07 billion, driven by a 23% increase in volume, partially offset by a 1% decrease due to lower realized prices. The increase in volume outside the U.S. was primarily driven by Mounjaro, Verzenio, Jardiance and Tyvyt®.

Gross margin increased 33% to $7.09 billion in Q1 2024. Gross margin as a percent of revenue was 80.9%, an increase of 4.3 percentage points. The increase in gross margin percent was primarily driven by higher realized prices, favorable product mix, and, to a lesser extent, improvements in the cost of production.

In Q1 2024, research and development expenses increased 27% to $2.52 billion, or 29% of revenue, driven by higher development expenses for late-stage assets and additional investments in early-stage research, as well as a charge of approximately $75 million in Q1 2024 associated with the termination of the Verzenio prostate cancer program.

Marketing, selling and administrative expenses increased 12% to $1.95 billion in Q1 2024, primarily driven by promotional efforts associated with ongoing and future launches, as well as increased compensation and benefit costs.

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In Q1 2024, the company recognized acquired in-process research and development (IPR&D) charges of $110.5 million compared with $105.0 million in Q1 2023.

The effective tax rate was 11.6% in Q1 2024 compared with 12.1% in Q1 2023, driven by a larger net discrete tax benefit reflected in Q1 2024 compared with the same period in 2023.

In Q1 2024, net income and earnings per share (EPS) were $2.24 billion and $2.48, respectively, compared with net income of $1.34 billion and EPS of $1.49 in Q1 2023. EPS in both periods included $0.10 of acquired IPR&D charges.

First-Quarter Non-GAAP Measures
On a non-GAAP basis, Q1 2024 gross margin increased 33% to $7.23 billion. Gross margin as a percent of revenue was 82.5%, an increase of 4.1 percentage points. The increase in gross margin percent was primarily driven by higher realized prices, favorable product mix, and, to a lesser extent, improvements in the cost of production.

The effective tax rate on a non-GAAP basis was 11.9% in Q1 2024 compared with 12.8% in Q1 2023, driven by a larger net discrete tax benefit reflected in Q1 2024 compared with the same period in 2023.

On a non-GAAP basis, Q1 2024 net income and EPS were $2.34 billion and $2.58, respectively, compared with net income of $1.46 billion and EPS of $1.62 in Q1 2023. Non-GAAP EPS in both periods included $0.10 of acquired IPR&D charges.

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For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)" table later in this press release.

	First Quarter
	2024	2023	% Change
Earnings per share (reported)	$2.48	$1.49	66%
Amortization of intangible assets	.12	.11
Net (gains) losses on investments in equity securities	(.02)	.02
Earnings per share (non-GAAP)	$2.58	$1.62	59%
Numbers may not add due to rounding.

Acquired IPR&D	.10	.10	0%

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Selected Revenue Highlights

(Dollars in millions)	First Quarter
Selected Products	2024	2023	% Change
Mounjaro	$1,806.5	$568.5	NM
Trulicity	1,456.3	1,977.1	(26)%
Verzenio	1,050.3	750.9	40%
Jardiance(a)	686.5	577.5	19%
Taltz	604.1	527.0	15%
Humalog®(b)	538.7	460.9	17%
Zepbound	517.4	—	NM

Total Revenue	8,768.0	6,960.0	26%

(a) Jardiance includes Glyxambi®, Synjardy® and Trijardy® XR (b) Humalog includes Insulin Lispro NM – not meaningful

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Mounjaro
For Q1 2024, worldwide Mounjaro revenue was $1.81 billion compared with $568.5 million in Q1 2023. U.S. revenue was $1.52 billion compared with $536.4 million in Q1 2023, reflecting higher realized prices due to decreased utilization of savings card programs as access continued to expand, as well as increased demand. In the second half of 2024, these savings card dynamics should cease to have a notable effect on realized price comparisons to base periods, as the $25 non-covered benefit expired June 30, 2023. Revenue outside the U.S. increased to $286.2 million compared with $32.0 million in Q1 2023, driven by volume. Worldwide volume growth was linked to available supply.

Trulicity
For Q1 2024, worldwide Trulicity revenue decreased 26% compared with Q1 2023 to $1.46 billion. U.S. revenue decreased 30% to $1.08 billion, driven by decreased sales volume primarily due to supply constraints and competitive dynamics. Revenue outside the U.S. decreased 13% to $374.4 million, driven by decreased volume and, to a lesser extent, lower realized prices. In addition to the factors affecting U.S. volume, international markets continue to be impacted by actions Lilly has taken to manage demand amid tight supply, including measures to minimize impact to existing patients.

Verzenio
For Q1 2024, worldwide Verzenio revenue increased 40% compared with Q1 2023 to $1.05 billion. U.S. revenue was $638.2 million, an increase of 38%, primarily driven by increased demand. Revenue outside the U.S. was $412.1 million, an increase of 42%, primarily driven by increased demand.

Jardiance
For Q1 2024, the company's worldwide Jardiance revenue increased 19% compared with Q1 2023 to $686.5 million. U.S. revenue was $368.2 million, an increase of 12%, driven by increased demand. Revenue outside the U.S. was $318.3 million, an increase of 28%, driven by increased volume.

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Jardiance is part of the company's alliance with Boehringer Ingelheim. Lilly reports as revenue royalties received on net sales of Jardiance.

Taltz
For Q1 2024, worldwide Taltz revenue increased 15% compared with Q1 2023 to $604.1 million. U.S. revenue increased 11% to $347.1 million, driven by increased demand and higher realized prices. Revenue outside the U.S. increased 20% to $257.0 million, driven by increased demand.

Humalog
For Q1 2024, worldwide Humalog revenue increased 17% compared with Q1 2023 to $538.7 million. U.S. revenue was $338.3 million, an increase of 25%, driven by higher realized prices primarily due to changes to estimates for rebates and discounts, partially offset by decreased demand. Revenue outside the U.S. was $200.4 million, an increase of 6%, driven by increased volume.

Zepbound
For Q1 2024, U.S. Zepbound revenue was $517.4 million. Similar to other Lilly incretin medicines, volume growth was linked to available supply. Zepbound launched in the U.S. for the treatment of adult patients with obesity or overweight with weight-related comorbidities in November 2023.

2024 Financial Guidance
2024 full-year revenue guidance increased by $2.0 billion to the range of $42.4 billion to $43.6 billion, primarily driven by the strong performance of Mounjaro and Zepbound and greater visibility into the company's production expansion for the remainder of the year.

The ratio of (Gross Margin - OPEX) / Revenue, where OPEX is defined as the sum of research and development expenses and marketing, selling and administrative expenses, is now expected to be in the range of 32% to 34% on a reported basis and 33% to 35% on a non-GAAP basis. Both ratios reflect the $2.0 billion increase in revenue guidance.

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Other income (expense) guidance remains unchanged at a range of ($500) to ($400) million of expense on both a reported and non-GAAP basis. The reported guidance reflects net gains in Q1 2024 on investments in equity securities.

Tax rate guidance also remains unchanged at approximately 14% on both a reported and non-GAAP basis.

Based on these changes, EPS guidance increased to the range of $13.05 to $13.55 on a reported basis and $13.50 to $14.00 on a non-GAAP basis. The company's 2024 financial guidance reflects adjustments shown in the reconciliation table below.

2024 Guidance
Earnings per share (reported)	$13.05 to $13.55
Amortization of intangible assets	.48
Net gains on investments in equity securities	(.02)
Earnings per share (non-GAAP)	$13.50 to $14.00
Numbers may not add due to rounding

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The following table summarizes the company's 2024 financial guidance:

2024 Guidance(1)

	Prior	Updated(3)
Revenue	$40.4 to $41.6 billion	$42.4 to $43.6 billion

(Gross Margin - OPEX(2)) / Revenue:
(reported)	30% to 32%	32% to 34%
(non-GAAP)	31% to 33%	33% to 35%

Other Income/(Expense)	($500) to ($400) million	Unchanged

Tax Rate	Approx. 14%	Unchanged

Earnings per Share (reported)	$11.80 to $12.30	$13.05 to $13.55
Earnings per Share (non-GAAP)	$12.20 to $12.70	$13.50 to $14.00

(1) Non-GAAP guidance reflects adjustments presented in the earnings per share reconciliation table above.
(2) OPEX is defined as the sum of research and development expenses and marketing, selling and administrative expenses.
(3) Guidance does not include Acquired IPR&D either incurred, or expected to be incurred, after Q1 2024.

Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the Q1 2024 financial results conference call through a link on Lilly's website at investor.lilly.com/webcasts-and-presentations. The conference call will begin at 10 a.m. Eastern time today and will be available for replay via the website.

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Non-GAAP Financial Measures
Certain financial information is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release. Related materials provide certain GAAP and non-GAAP figures excluding the impact of foreign exchange rates. Lilly recalculates current period figures on a constant currency basis by keeping constant the exchange rates from the base period. The company's 2024 financial guidance is provided on both a reported and a non-GAAP basis. The non-GAAP measures are presented to provide additional insights into the underlying trends in the company's business.

About Lilly
Lilly is a medicine company turning science into healing to make life better for people around the world. We've been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 51 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges: redefining diabetes care; treating obesity and curtailing its most devastating long-term effects; advancing the fight against Alzheimer's disease; providing solutions to some of the most debilitating immune system disorders; and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news. F-LLY

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Cautionary Statement Regarding Forward-Looking Statements
This press release contains management's current intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "project", "intend", "expect", "believe", "target", "anticipate", "may", "could", "aim", "seek", "will", "continue", and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ from those anticipated, including the significant costs and uncertainties in the pharmaceutical research and development process, including with respect to the timing and process of obtaining regulatory approvals; the impact and uncertain outcome of acquisitions and business development transactions and related costs; intense competition affecting the company's products, pipeline, or industry; market uptake of launched products and indications; continued pricing pressures and the impact of actions of governmental and private payers affecting pricing of, reimbursement for, and patient access to pharmaceuticals, or reporting obligations related thereto; safety or efficacy concerns associated with the company's products; dependence on relatively few products or product classes for a significant percentage of the company's total revenue and an increasingly consolidated supply chain; the expiration of intellectual property protection for certain of the company's products and competition from generic and biosimilar products, and risks from the proliferation of counterfeit or illegally compounded products; the company's ability to protect and enforce patents and other intellectual property or changes in patent law or regulations related to data package exclusivity; information technology system inadequacies, inadequate controls or procedures, security breaches, or operating failures; unauthorized access, disclosure, misappropriation, or compromise of confidential information or other data stored in the company's information technology systems, networks, and facilities, or those of third parties with whom the company shares its data and violations of data protection laws or regulations; issues with product supply and regulatory approvals stemming from manufacturing difficulties, disruptions, or shortages, including as a result of unpredictability and variability in demand, labor shortages, third-party performance, quality, cyber-attacks, or regulatory actions related to the company's and third-party facilities; reliance on third-party relationships and outsourcing arrangements; the use of artificial intelligence or other emerging technologies in various facets of the company's operations which may exacerbate competitive, regulatory, litigation, cybersecurity, and other risks; the impact of global macroeconomic conditions, including uneven economic growth or downturns or uncertainty, trade disruptions, international tension, conflicts, regional dependencies, or other costs, uncertainties, and risks related to engaging in business globally; devaluations in foreign currency exchange rates or changes in interest rates and inflation; litigation, investigations, or other similar proceedings involving past, current, or future products or activities; changes in tax law and regulations, tax rates, or events that differ from our assumptions related to tax positions; regulatory changes and developments; regulatory actions regarding the company's operations and products; regulatory compliance problems or government investigations; actual or perceived deviation from environmental-, social-, or governance-related requirements or expectations; asset impairments and restructuring charges; and changes in accounting and reporting standards. For additional information about the factors that could cause actual results or events to differ materially from forward-looking statements, please see the company's latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

    #    #    #

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Cyramza® (ramucirumab, Lilly)
Ebglyss® (lebrikizumab, Lilly)
Emgality® (galcanezumab-gnlm, Lilly)
Glyxambi® (empagliflozin/linagliptin, Boehringer Ingelheim)
Humalog® (insulin lispro injection of recombinant DNA origin, Lilly)
Jardiance® (empagliflozin, Boehringer Ingelheim)
Jaypirca® (pirtobrutinib, Lilly)
Mounjaro® (tirzepatide injection, Lilly)
Olumiant® (baricitinib, Lilly)
Omvoh® (mirikizumab, Lilly)
Retevmo® (selpercatinib, Lilly)
Synjardy® (empagliflozin/metformin, Boehringer Ingelheim)
Taltz® (ixekizumab, Lilly)
Trijardy® XR (empagliflozin/linagliptin/metformin hydrochloride extended release tablets, Boehringer Ingelheim)
Trulicity® (dulaglutide, Lilly)
Tyvyt® (sintilimab injection, Innovent)
Verzenio® (abemaciclib, Lilly)
Zepbound® (tirzepatide injection, Lilly)

Third-party trademarks used herein are trademarks of their respective owners.

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data)

	Three Months Ended
	March 31,
	2024	2023	% Chg.

Revenue	$8,768.0	$6,960.0	26%

Cost of sales	1,673.5	1,626.7	3%
Research and development	2,522.8	1,985.1	27%
Marketing, selling and administrative	1,952.2	1,749.2	12%
Acquired IPR&D	110.5	105.0	5%

Operating income	2,509.0	1,494.0	68%

Net interest income (expense)	(133.8)	(68.6)
Net other income (expense)	160.9	104.3
Other income (expense)	27.1	35.7	(24)%

Income before income taxes	2,536.1	1,529.7	66%
Income tax expense	293.2	184.8	59%

Net income	$2,242.9	$1,344.9	67%

Earnings per share - diluted	$2.48	$1.49	66%

Dividends paid per share	$1.30	$1.13	15%
Weighted-average shares outstanding (thousands) - diluted	903,802	903,283

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data)

	Three Months Ended March 31,
	2024	2023
Gross Margin - As Reported	$7,094.5	$5,333.3

Increase for excluded items:
Amortization of intangible assets (Cost of sales)(i)	139.1	125.8

Gross Margin - Non-GAAP	$7,233.6	$5,459.1

Gross Margin as a percent of revenue - As Reported	80.9%	76.6%
Gross Margin as a percent of revenue - Non-GAAP(ii)	82.5%	78.4%
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Non-GAAP gross margin as a percent of revenue reflects the gross margin effects of the adjustments presented above.

	Three Months Ended March 31,
	2024	2023
Net Income - As Reported	$2,242.9	$1,344.9

Increase (decrease) for excluded items:
Amortization of intangible assets (Cost of sales)(i)	139.1	125.8
Net (gains) losses on investments in equity securities (Other income/expense)	(23.4)	22.6
Corresponding tax effects (Income taxes)	(23.3)	(29.4)

Net Income - Non-GAAP	$2,335.3	$1,463.9

Effective tax rate - As Reported	11.6%	12.1%
Effective tax rate - Non-GAAP(ii)	11.9%	12.8%
Earnings per share (diluted) - As Reported	$2.48	$1.49
Earnings per share (diluted) - Non-GAAP	$2.58	$1.62
Numbers may not add due to rounding.
i.Exclude amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
ii.Non-GAAP tax rate reflects the tax effects of the adjustments presented above.

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